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                                                                 Exhibit 5.1




                           CHERNESKY, HEYMAN & KRESS P.L.L.
                                   Attorneys at Law
                          10 Courthouse Plaza SW, Suite 1100
                                    P.O. Box 3808
                               Dayton, Ohio 45401-3808
                                    (937) 449-2800

                                    April 17, 1998


The Sportsman's Guide, Inc.
411 Farwell Avenue
South St. Paul, MN 55075

Gentlemen:

     We have acted as counsel for The Sportsman's Guide, Inc., a Minnesota corporation (the "Company") in connection with the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission under the Securities Act of 1933 to register 693,561 shares of the Company's Common Stock, $.01 par value (the "Shares") which may be sold from time to time by certain shareholders of the Company (the "Selling Shareholders").

     For purposes of rendering this opinion, we have examined and reviewed such corporate records and proceedings of the Company, documents and instruments and made investigation of such matters as in our judgment permit us to render an informed opinion on the matters set forth herein.

     Based on the foregoing, it is our opinion that the Shares are duly authorized and, when sold by the Selling Shareholders in the manner set forth in the Prospectus forming part of the Registration Statement, will be validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference to our firm under the caption "Legal Matters" in the Prospectus.

                                   Very truly yours,



                                   Chernesky, Heyman & Kress P.L.L.

SRW/cah